CONTINGENT CONSIDERATION AGREEMENT

         This CONTINGENT CONSIDERATION AGREEMENT (this "Agreement") is made and entered into this ______ day of November, 1996 by and between HARBORSIDE EXCHANGE PLACE LIMITED PARTNERSHIP, a New Jersey limited partnership, having an office c/o Jones Lang Wootton Realty Advisors, 335 Madison Avenue, New York, New York 10017 ("Seller") and CALI HARBORSIDE (FEE) ASSOCIATES L.P., having an office c/o Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 ("Purchaser").

                               STATEMENT OF FACTS

         Pursuant to an Agreement of Purchase and Sale (the "Purchase Agreement") dated September 11, 1996, by and between, among others, Seller and Cali Realty Corporation, Seller and Purchaser agreed, among other things, to enter into this Agreement to evidence their respective ongoing liabilities and obligations to the other with respect to certain parcels of land commonly referred to as Plaza IV, Plaza V, Plaza VI, the South Pier, the North Pier, the North Parking Garage and the South Parking Garage (individually, a "Plaza" and collectively, the "Premises") at the Harborside Financial Center in Jersey City, New Jersey, which parcels are more particularly described on Schedule "A" annexed hereto. On the date hereof, Purchaser has acquired title to, among other things, the Premises.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. (a) If Purchaser or any affiliate shall commence construction at any portion of the Premises for any improvements other than for at-grade parking or a structured parking deck, then Purchaser shall pay to Seller an amount (the "Contingent Construction Consideration") determined by multiplying the Per Square Foot Development Consideration shown on Schedule "B" annexed hereto allocable to the year in which said construction shall have commenced times the number of square feet to be constructed on said portion of the Premises. For purposes of this Agreement, construction shall be deemed to have commenced upon the earlier of (i) excavation for, or the pouring or laying, as the case may be, of, the foundations or footings for said improvements or (ii) the erection of any improvements or parts thereof above grade level. Commencement of construction shall not include demolition of any existing structures, improvements or parking lots. The payment to Seller made at commencement of construction (the "Initial Contingent Construction Payment") shall be based upon the square footage permitted to be built for said improvements pursuant to the building permit issued by the governmental agency having jurisdiction thereover. A copy of the building permit shall be delivered to Seller promptly after issuance thereof. In the event that at the commencement of construction there shall not have been issued a building permit or other permit or approval setting forth the allowed square footage to be built, then the square footage permitted to be built shall, for purposes of calculating the Initial Contingent Construction Payment, be deemed to be the square footage set forth in Section 2(a) below for the applicable Plaza. Upon completion of construction (as evidenced by a temporary or permanent certificate of occupancy or similar permit allowing the use of the improvements for their intended purpose), Purchaser shall so advise Seller, and Purchaser or Seller, or both, may, at their own expense, retain a duly licensed bona fide third party architect which is a member of the American Institute of Architects to measure the square footage actually built by Purchaser and certify such amount to Purchaser and Seller (the "Architect's Certification"). Purchaser shall provide access to the building in order for Seller's architect to make such measurement. A dispute arising out of such measurement shall be resolved in accordance with Section 10 below. Upon resolution of a dispute, if there should be one, or if there is no dispute, then promptly following delivery of the Architect's Certification, if the actual square footage built shall be greater than the square footage anticipated to be built at the commencement of construction, Purchaser shall make a payment to Seller equal to the Contingent Construction Consideration then due Seller (which shall be based upon the per square foot amount due at the time of commencement of construction) less the Initial Contingent Construction Payment paid by Purchaser on account of said construction; if the actual square footage built shall be less than the square footage anticipated to be built at the commencement of construction, Seller shall refund to Purchaser an amount equal to the Initial Contingent Construction Payment less the Contingent Construction Consideration actually due on account of said construction. The Initial Contingent Construction Payment shall constitute satisfaction of Purchaser's obligations hereunder with respect to that portion of the Premises so improved if neither party commissions an Architect's Certification within thirty (30) days after the completion of construction or forwards an Architect's Certification to the other party within sixty (60) days after completion of construction. If Seller shall fail to reimburse Purchaser based upon the Architect's Certification, then Purchaser shall have the right, among its other remedies, to offset against any further Contingent Construction Consideration which may be due hereunder any amounts which were to have been refunded by Seller.

                  (b) In the event that an amended building or other permit shall be issued during construction, Purchaser shall be obligated to make a payment to Seller calculated as if said amendment were part of the initial permit issued, with such payment being due and payable within thirty (30) days after the issuance thereof.

                  (c) Seller shall not be entitled to any payment from Purchaser with respect to construction of any at-grade parking or structured parking deck. In addition, in determining the square footage to be used in computing the Contingent Construction Consideration, the square footage shall not include mechanical or equipment rooms and basement space (unless the basement space is actually used by third parties paying rent therefor).

                  (d)  If  Purchaser  shall  sub-divide  any  Plaza,   then  the
provisions of this Agreement shall apply on a pro-rata basis.

         2. (a) If Purchaser shall sell all or any portion of any of the Premises to a third party who is not affiliated with Purchaser, then Purchaser shall pay to Seller an amount (the "Contingent Sale Consideration") which, for Plaza IV, Plaza V, Plaza VI, the North Pier or the South Pier, shall be determined by multiplying the Per Square Foot Development Consideration allocable to the year in which the closing of said sale shall occur times the amount of developable square footage allocable to the Plaza sold, which is 1,000,000 square feet for Plaza IV, 1,500,00 square feet for Plaza V, 1,500,00 square feet for Plaza VI, 250,000 square feet for the North Pier and 250,000 square feet for the South Pier; if the sale is of the North Parking Garage or South Parking Garage, then if as part of the sale the use of said parcel is restricted to parking, no Contingent Sale Consideration shall be due and if the use is not so restricted, then the Contingent Sale Consideration shall be equal to one-half (1/2) of the net sales proceeds. If as part of any sale, any portion of the purchase price is paid by purchase money financing, then the net proceeds, if any, available at the closing thereunder shall be paid to Seller on account of the Contingent Sale Consideration then due. If any portion of the Contingent Sale Consideration for such transaction remains unpaid, then the net amount of any payments made by the mortgagor shall be paid over to Seller as same are received by the mortgagee. Any portion of the Contingent Sale Consideration remaining unpaid on account of said purchase money financing transaction shall be paid on the fifth (5th) anniversary of the closing thereunder. Unpaid portions of the Contingent Sale Consideration due as a result of purchase money financing shall accrue interest at the greater of the same rate paid by the mortgagor under the purchase money financing or the then applicable minimum imputed interest rate (AFR) as determined under Internal Revenue Code regulations.

                  (b) If Purchaser shall enter into one or more long-term ground or net leases (each lease being referred to as a "Lease") with respect to all or any portion of the Premises with a third party who is not affiliated with Purchaser, then the provisions of Section 2(a) shall apply as if the Premises so leased was sold, except that the amount due Seller shall be paid in five (5) equal installments, with the first payment being due upon the commencement of the payment of rent under the Lease and each subsequent payment being due on the anniversary of the previous payment due date. Unpaid portions of the Contingent Sale Consideration due as a result of a Lease shall accrue interest at the same effective rate as Purchaser is then paying to US West Pension Trust, Investment Management Company under that certain purchase money $___________ note dated on or about the date hereof; if said note has been satisfied, then interest shall accrue at the interest rate in effect immediately prior to the satisfaction of the note.

                  (c) Seller acknowledges that the provisions of Section 2(a) shall not apply, and no payment shall be due Seller, upon any transfer or conveyance in which Purchaser transfers or otherwise conveys all or any portion of the Premises (i) to an entity which controls or is controlled by Purchaser, or is controlled by the same entity controlling Purchaser at the time of the conveyance or (ii) in connection with a joint venture development of the Premises so conveyed in which Purchaser, or an entity which controls or is controlled by Purchaser, or which is controlled by the same entity controlling Purchaser at the time of the conveyance, has a fifty (50%) percent or more interest. Any such transfer or conveyance, however, shall not release Purchaser of any obligation it may have to make a Contingent Construction Payment to Seller in accordance with Section 1 hereof or a Contingent Sale Payment to Seller if such payment is subsequently due in accordance with Section 2 hereof. Purchaser shall not be entitled to a release of any Plaza which is so transferred pursuant to this paragraph (c). As part of said transfer or conveyance, the transferee shall assume Purchaser's liability hereunder as applicable to the transferred Plaza.

         3. (a) Upon payment of each Initial Contingent Construction Payment or payment of a Contingent Sale Consideration (collectively, the "Contingent Consideration"), and provided that Purchaser shall not be in default of its obligations hereunder, Seller shall deliver a release of this Agreement and such other documents reasonable requested by Purchaser (the "Release Documents"), executed in recordable form, releasing this Agreement and any other right, title and interest of Seller from that portion of the Premises which is the subject of the Contingent Consideration. The Release Documents shall also include an acknowledgement setting forth the number of square feet for which payment is being made. If the Contingent Sale Consideration is not paid in full upon the commencement of a Lease or on the closing of a sale in which purchase money financing is provided, all as more particularly provided for in Section 2(b) above, then Seller nevertheless agrees to perform as required in the first sentence of this Section 3 and Purchaser shall, at Seller's option, collaterally assign to Seller or its designee the Lease (pursuant to a collateral assignment of leases and rents) or the purchase money financing documents, as the case may be, until payment in full of the Contingent Sale Consideration.

                  (b) In order to facilitate transactions affecting the Premises or any portion thereof, Seller agrees that upon request of Purchaser given from time to time, Seller shall deliver to the New Jersey office designated by Purchaser of any nationally recognized title company, or authorized agent thereof, ("Escrowee") the Release Documents for that portion of the Premises described in Purchaser's request. Said request shall include a description of the transaction Purchaser anticipates entering into or closing accompanied by a copy of any letter of intent or contract (with financial terms redacted), the anticipated Contingent Consideration due on account thereof and the anticipated date(s) for payment. Escrowee shall hold the Release Documents in escrow, pending Escrowee's receipt of the Contingent Consideration due on account of said transaction. Escrowee shall be entitled to release the Release Documents from escrow and record same, as appropriate, upon Escrowee's delivery to Seller of the Contingent Consideration then due on account of said transaction.

                  (c)  If  Seller   and   Purchaser   dispute   the   Contingent
Consideration due on account of a particular transaction, Purchaser shall nevertheless be entitled to proceed with such transaction and close thereunder so long as Purchaser shall (i) certify to Escrowee the Contingent Consideration due on account of the transaction then being consummated and that said amount was calculated in good faith (such certification to be accompanied by appropriate back-up materials and a description of the transaction and premises covered) and (ii) shall pay Escrowee, or cause to be paid, the Contingent Consideration so calculated; provided, however, that if Seller has responded to Purchaser's request for Release Documents and has calculated an amount which is different than Purchaser's amount, Purchaser shall escrow the amount calculated by Seller. If Purchaser shall have paid to Escrowee the Contingent Consideration so calculated and Seller shall not have delivered the Release Documents, Escrowee, or the title insurance company or abstract agency then insuring said transaction, is hereby authorized and directed to insure said transaction free and clear of this Agreement and any and all right, title and interest of Seller in and to that portion of the Premises which is the subject of the transaction, Seller in such event hereby waiving and releasing Escrowee, the company or agency insuring said transaction and that portion of the Premises which is the subject of the transaction, from any claim Seller may have with respect thereto. The Escrowee is to invest the amount so paid, and interest is to be paid Seller so long as Seller has provided Escrowee with a tax identification number. Upon a resolution of any dispute, the Escrowee shall distribute the money, plus accrued interest.

         4. This Agreement shall expire and shall be of no further force or effect on the earlier to occur of (a) the date which is thirty (30) years after the date hereof (except that the provisions of this Agreement applicable to any reconciliation of Contingent Consideration as to any development which commenced prior to the expiration of the thirty (30) years shall survive) or (b) the payment by Purchaser of Contingent Consideration allocable to two million (2,000,000) square feet. Upon the expiration of this Agreement, Seller shall execute and deliver to Purchaser, in recordable form, the Release Documents applicable to any portion of the Premises which are still encumbered by this Agreement.

         5. Seller shall complete and file such returns and pay all realty transfer fees and taxes on account of the payment to it of the Contingent Consideration.

         6. (a) This Agreement shall be subject and subordinate in all respects to any and all mortgages and related security instruments, and to ground or underlying leases affecting the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessee or by any mortgagees, trustees or other lenders or representatives thereof. In confirmation of such subordination, Seller shall execute promptly, at no expense to Purchaser, any instrument or certificate which Purchaser may reasonably request. In consideration of Seller's subordination, Purchaser agrees that in the event Purchaser places, refinances, extends, consolidates or modifies any debt which is secured in whole or in part by the Premises for which the outstanding principal balance exceeds one hundred ten million ($110,000,000) dollars, then (i) Purchaser shall cause Cali Realty Corporation or successor entity to execute a guaranty of the obligations of Purchaser hereunder, which guaranty shall be in form and substance reasonably satisfactory to Purchaser and Seller (for purposes of the guaranty, any foreclosure, deed-in-lieu of foreclosure or similar event shall be deemed a sale of the Premises) and (ii) the first ten million ($10,000,000) dollars of net proceeds from any refinancing, extension, consolidation or modification of such debt shall be shared equally by Purchaser and Seller. Any payment made to Seller pursuant to the preceding sentence shall be deemed a payment of Contingent Consideration, with the square footage applicable to said payment being calculated by dividing the amount so paid by the Per Square Foot Development Consideration; such payment shall also be on account of the payments described in Section 7 below.

                  (b) Notwithstanding the foregoing provisions of this Section 6, this Agreement shall not be subordinate to any construction financing since, pursuant to the terms hereof, Purchaser's obligations hereunder are to be satisfied upon any construction for which such financing is to be applicable and this Agreement is to be released from the applicable Plaza upon such payment. In addition, if Purchaser has defaulted on any monetary obligation hereunder and such default remains uncured after notice thereof from Seller and the passage of ten (10) days to cure same, this Agreement will not be subordinate to any financing which is consummated during the continuance of said default.

         7. (a) From the date hereof through November __, 1999 (the "3 Year Prepayment Period"), Purchaser shall have the right to satisfy all of its obligations hereunder, and obtain the Release Documents, upon payment to Seller of Six Million Four Hundred Seventy Five Thousand ($6,475,000) Dollars (the "3 Year Prepayment Amount"), which 3 Year Prepayment Amount shall be reduced dollar for dollar by any payments made to Seller hereunder prior to said date.

                  (b) From November __, 1999 through November __, 2002 (the "6 Year Prepayment Date"), Purchaser shall have the right to satisfy all of its obligations hereunder, and obtain the Release Documents, upon payment to Seller of Eight Million Three Hundred Eighty Six Thousand ($8,386,000) Dollars (the "6 Year Prepayment Amount"), which 6 Year Prepayment Amount shall be reduced dollar for dollar by any payments made to Seller hereunder prior to said date. If during the 3 Year Prepayment Period Purchaser shall have made payments to Seller of at least Three Million Two Hundred Thirty Seven Thousand Five Hundred ($3,237,500) Dollars, then the 6 Year Prepayment Amount shall be reduced to Four Million One Hundred Ninety Two Thousand ($4,192,000) Dollars and further reduced by the excess of any payments made to Seller during the 3 Year Prepayment Period over Three Million Two Hundred Thirty Seven Thousand Five Hundred ($3,237,500) Dollars.

                  (c) If Purchaser shall not have made the 3 Year Prepayment Amount or 6 Year Prepayment Amount on or before the 6 Year Prepayment Date, then for the period from the 6 Year Prepayment Date through the date which is 6 months following the date that Purchaser gives Seller notice of the 6 Year Prepayment Date, Seller shall have the right to cause Purchaser to pay to it the 6 Year Prepayment Amount, as the same may have been reduced as provided in paragraph (b) above. Simultaneous with such payment, Seller shall deliver to Purchaser the Release Documents.

         8. Within ten (10) days after written request of Seller or Purchaser given from time to time, the other party shall certify, in recordable form, to such parties as are requested of it, such matters as are reasonably requested, including, without limitation, the date of this Agreement and any modifications thereof, the remaining term of this Agreement based upon the number of days elapsed, the portions of the Premises still encumbered by this Agreement, the payments made to date and the date said payments were made, and the number of square feet for which payment has been made. Any parties to whom said certifications are made shall be entitled to rely on same.

         9. Any payments to be made hereunder shall be deemed proper if made by certified or bank check, drawn on an institution with an office in the State of New Jersey or New York, and payable directly to the order of Seller or its designee. Seller shall have the right to designate that funds be sent to it by wire transfer, so long as said wire transfer instructions are sent to Purchaser and Escrowee, if applicable, at least three (3) business days prior to the anticipated date of funding.

         10. Purchaser shall give Seller at least seven (7) days notice of the date that Purchaser anticipates making a payment to Seller of Contingent Consideration. All payments to be made to Seller shall be sent in a manner permitted hereunder and shall be made to the Seller named in the introductory paragraph of this Agreement unless and until (i) Seller gives a notice to Purchaser in the manner required by this Agreement advising of a change of name, address or both, of Seller and (ii) a statement of such change of name, address or both is recorded against any Premises still encumbered by this Agreement at the time of such change. Any notice to Purchaser is to state the name of this Agreement and to provide that the notice is a notice changing the name, address, or both, of the party to whom payments are to be made hereunder. Until Purchaser receives notice of such changes, then so long as Purchaser forwards payment of any Contingent Consideration in the manner so required, Purchaser shall be deemed to have satisfied its obligation hereunder with respect to such delivery, notwithstanding any failure of Seller to have an office at such address.

         11. If Purchaser or Seller shall dispute the Architect's Certification provided by the other, then the disputing party shall advise the other within thirty (30) days of receipt of the Architect's Certification, and shall commission an Architect's Certification to be completed within thirty (30) days after delivery of the dispute notice. During said thirty (30) day period, the party which commissioned the first Architect's Certification shall have the right to cause its Architect's Certification to be revised. At the end of the aforedescribed thirty (30) day period, Seller and Purchaser shall arrange for an in-person simultaneous exchange of each party's Architect's Certification at any of the existing buildings then comprising the Harborside Financial Center. If the calculations set forth in each party's Architect's Certification shall differ by no more than 5,000 square feet, then the square footage shall be the average of the two calculations. If the difference in square footage shall be greater than 5,000 square feet, then each party's architect shall designate a third architect within five (5) days after said exchange, failing which the architect shall be selected by the American Arbitration Association, which selection and resolution of the dispute shall be conducted in accordance with its then existing rules and procedures. Within thirty (30) days after the designation of the third architect, the architects shall adopt, by a majority decision, one of the calculations set forth in the Architect's Certification. Said determination shall be final and binding upon the parties hereto and neither party shall have the right to appeal such decision.

         12. All notices, demands, requests, or other writings in this agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:


If to Purchaser:           Cali Harborside (Fee) Associates L.P.
                           c/o Cali Realty Corporation
                           11 Commerce Drive
                           Cranford, New Jersey  07016
                           Attention: Roger W. Thomas, Esq.

with a copy to:            Pryor, Cashman, Sherman & Flynn
                           410 Park Avenue
                           New York, New York  10022
                           Attention: Andrew S. Levine, Esq.

If to Seller:              Harborside Exchange Place Limited Partnership
                           c/o Jones Lang Wootton Realty Advisors
                           335 Madison Avenue
                           New York, New York  10017
                           Attention: Stephen J. Furnary

with a copy to:            Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York  10022
                           Attention: Richard R. Kalikow, Esq.

or to such other address as either party may from time to time designate by written notice to the other. Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send verification on its machines and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by Seller or Purchaser, as the case may be, for all purposes hereunder.

         13. This Agreement constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties.

         14. This Agreement cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

         15. This Agreement shall be interpreted and governed by the laws of the State of New Jersey and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Seller shall have the right to assign its rights hereunder to any affiliate of US West Pension Trust so long as said affiliate assumes Seller's obligations hereunder and Purchaser is delivered a copy of said assumption; no such assignment shall relieve Seller of its obligations hereunder.

         16. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

         17. In the event that there shall be any subsequent development on a Plaza following the release of same from the provisions of this Agreement, Purchaser shall nevertheless be obligated to make a payment to Seller as a result of such subsequent development, which payment shall be calculated and paid in accordance with the terms and conditions hereof as if this Agreement were still applicable to the Plaza.

         18. This Agreement shall not be deemed to create any partnership or joint venture between Seller and Purchaser with respect to the Premises.

         19. Notwithstanding any other provision in this Agreement or default of the Purchaser hereunder, the Seller hereby agrees and confirms that the execution and delivery of the deed pursuant to the Purchase Agreement is absolute and unconditional and conveys fee simple absolute title to the Purchaser and the Seller agrees that in any action to enforce any provision of this Agreement it will not challenge or in any manner whatsoever seek to impair or void such conveyance in whole or in part.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             SELLER:

                             HARBORSIDE EXCHANGE PLACE LIMITED PARTNERSHIP L.P.

                             By:_____________________________
                                  Name:
                                  Title:

                             PURCHASER:

                             CALI HARBORSIDE (FEE)
                             ASSOCIATES L.P.

                             By:_______________________________
                                  Name:
                                  Title: